Exhibit 10.17

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (the “Agreement”), dated as of September 26, 2006, with operational effect as of the 1st day of April 2006 ( the “Effective Date”), by and between VRINGO, INC., a corporation organized under the laws of the State of Delaware, United States of America ( “Vringo” ), and VRINGO (ISRAEL) LTD., a company organized under the laws of the State of Israel (“Subsidiary” ).

RECITALS

Whereas, Vringo owns or licenses certain technology including but not limited to technology related to cellular telephone video ringtones (“Cellular Technology”).

Whereas, Vringo desires to retain Subsidiary to perform for Vringo certain research and development services related to the Cellular Technology from time to time, and Subsidiary is willing to perform such services, on the basis set forth more fully below.

AGREEMENT

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.	SERVICES

1.1	Projects. Vringo may from time to time request Subsidiary to conduct research and development services on its behalf, which requests may be through Project Assignments in the form attached hereto as Exhibit A (“Form of Project Assignment”). Subsidiary agrees to provide such research and development services (“Services”) described in any Project Assignment in a professional and workmanlike manner, according to the schedule of work set forth therein. For the removal of any doubt, it is hereby clarified that Subsidiary agrees that the terms of this Agreement will apply to all Services performed by Subsidiary for Vringo even if a Project Assignment form has not been completed for a special assignment.

1.2	Performance; No Conflicting Obligations. Subsidiary agrees that it shall act in good faith towards Vringo and that it shall use its best efforts to complete any Project Assignment according to any specifications provided by Vringo. Subsidiary shall provide reports on a periodic basis, or as reasonably requested by Vringo, regarding the status of the Project Assignments. Subsidiary also agrees not to perform similar services during the term of this Agreement for any other company competitive with the business of Vringo as presently conducted or as proposed to be conducted unless Vringo gives prior written consent.

1.3

Fees. Vringo shall, upon receipt of an invoice prepared by Subsidiary shortly after the end of each calendar quarter, pay Subsidiary its cost price and , other than as set forth herein, its overhead costs and out-of-pocket expenses incurred by Subsidiary, including depreciation expenses, actual salaries, duties, and costs, but excluding taxes on income, plus 8% of such total amount, or such other percentage as the Company shall reasonably determine when revisiting this issue within a 12-24 month period following the Effective Date hereof

(“Fees”). Such Fees will be settled in US Dollars, or as mutually agreed by the parties (“Payments”). In addition, in the event that employees or consultants of Subsidiary shall be required to travel and perform Services outside of Israel on behalf of Vringo, Vringo shall pay for the living expenses of such employee or consultant, including housing and transportation costs, as agreed between the parties. To remove any doubt, the term “Fees” shall not include any costs or fees relating to Subsidiary’s start-up and related initial operating expenses. Rather, only those costs and expenses incurred as part of Subsidiary’s development activities shall constitute “Fees” hereunder.

2.	PROPRIETARY RIGHTS.

2.1	Proprietary Information. For the purposes of this Agreement, “Proprietary Information” means all designs, technology, algorithms, ideas, processes, source code, object code, information and know-how contained in, or which form the basis for, the Cellular Technology, including without limitation, any additions, modifications or enhancements, and any supplier lists and all reproduction, marketing, product development, financial and business information and other proprietary information of Vringo and Vringo’s suppliers. Subsidiary will retain all Proprietary Information in confidence and will use or disclose it only as permitted by this Agreement.

2.2	Limited Grant. Vringo hereby grants to Subsidiary a non-exclusive, non-transferable, royalty-free license, during the term of this Agreement and subject to the terms and conditions hereof, to use the Proprietary Information provided by Vringo to Subsidiary solely in the course of proving the Services and solely for the benefit and on behalf of Vringo. Except as stated herein or required to effectuate the purposes hereof, this Agreement grants Subsidiary no rights to, nor shall any rights be accrued by Subsidiary through Subsidiary’s use of, any inventions, patents, copyrights, know-how, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises or licenses in respect of the Cellular Technology or Proprietary Information.

2.3	Ownership of Inventions.

(i)

All software innovations, computer programs, code, designs, artwork, notes, documents, information, materials, discoveries, inventions or other original work, including without limitation, any additions, m9onifications or enhancements, (collectively, the “Intellectual Property”) conceived, discovered, created, authored, or first actually reduced to tangible work product by Subsidiary either alone or in collaboration with others, which relate in any manner to Subsidiary’s having access to the Cellular Technology or any Proprietary Information, shall be the sole property of Vringo and shall not be in joint work. Subsidiary and Vringo agree that any patents, trademarks or copyrights and any other rights and interest that may issue relating to any of the Intellectual Property produced by Subsidiary employees or independent contractors while engaged in such development effort and resulting from Subsidiary’s having access to Proprietary Information shall be in the name of and assigned to Vringo, and Subsidiary further specifically agrees to assign (and does hereby assign) all its rights, title and interest to any and all such Intellectual Property to Vringo.

(ii)	Vringo shall have the sole right to determine the method of protection for any such Intellectual Property, including the right to keep the same as trade secrets, to file and execute patent applications thereon, to use and disclose the same without prior patent application, to file registrations for copyright or trademarks thereon in its own name or to follow any other procedures that Vringo deems appropriate.

(iii)	Subsidiary agrees (i) to disclose promptly and to ensure that the Subsidiary employees or independent contractors engaged in such development effort disclose promptly in writing to Vringo all such Intellectual Property, and (ii) that Vringo has a power of attorney to apply for in Subsidiary’s name, and to execute any applications and/or assignments reasonably necessary to obtain any patent, copyright, trademark or other statutory protection for such Designs and Invention in Vringo’s name as Vringo deems appropriate. Subsidiary shall ensure that Subsidiary’s employees and independent contractors engaged in such development effort waive any and all claims to any right in Intellectual Property created by such employees or independent contractors, and Subsidiary shall be liable to Vringo for damages or losses arising out of Subsidiary’s failure to comply with this provision.

2.4	Moral Rights. Subsidiary herby irrevocably transfers and assigns to Vringo any and all Moral Rights (as defined below) Subsidiary may have in or with respect to the Intellectual Property. To the extent Subsidiary cannot assign such rights, Subsidiary hereby waives and agrees never to assert such rights against Vringo or any of Vringo’s licensees. If Subsidiary has any right to the Intellectual Property that cannot be assigned to Vringo or waived by Subsidiary, Subsidiary unconditionally and irrevocably grants to “Vringo, during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense throughout multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display, by all means now known or later developed such right. In addition, Subsidiary agrees to obtain such assignment, waiver, covenant not to assert such rights, or license from any subsidiary, subcontractor, or employee who creates, either in whole or part, the Intellectual Property. “Moral Rights” shall mean any right to (i) divulge a copyrighted work to the public; (ii) retract a copyrighted work from the public; (iii) claim authorship of a copyrighted work; (iv) object to any distortion, mutilation or other modification of a copyrighted work; or (v) any and all similar rights, existing under judicial or statutory law of any country or jurisdictions in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a moral right.

3.	TERM AND TERMINATION.

3.1	Initial Term; Renewal. The initial term of this Agreement shall begin on the Effective Date and continue in force through the fifth anniversary of the date hereof. Thereafter, this Agreement shall be automatically renewed each year for successive terms of one (1) year unless and until one party provides written notice to the other party at least thirty (30) days prior to the end of such term.

3.2	Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days, the Agreement and the licenses granted hereunder will be terminated and, upon expiration of such period without cure, this Agreement shall automatically terminate.

3.3	Rights upon Termination. On termination or expiration of this Agreement or the appointments, authorizations and licenses granted hereunder for any reason, Subsidiary shall immediately destroy or return to Vringo all copies of any Proprietary Information in its possession.

3.4	Survival of Obligations. The provisions of Section 2 (“Proprietary Rights”), and Section 5 (Miscellaneous”) will survive any termination or expiration of rights under this Agreement.

4.	WARRANTY AND INDEMNITY.

4.1	Warranty. Subsidiary hereby represents and warrants that (a) all Intellectual Property created or developed by Subsidiary (“Work Product”) will be an original work of Subsidiary and that any third parties will have executed assignment of rights reasonably acceptable to Vringo; (b) neither the Work Product nor any element thereof will infringe any patent, copyright, trademark, trade secret, or other proprietary rights of any third party; (c) neither the Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Subsidiary will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties without the express prior written consent of Vringo; (e) Subsidiary has full right and power to enter into and perform this Agreement without the consent of any third party, and that to the extent any regulatory consents or approvals are required to perform its duties under this Agreement, Subsidiary has secured such consents or approvals; (f) Subsidiary will take all necessary precautions to prevent injury to any persons or damage to property during the term of this Agreement; and (g) should Vringo permit Subsidiary to use any of Vringo’s equipment, tools, or facilities during the term of this Agreement, such permission shall be gratuitous and Subsidiary shall be responsible for any injury to any person (including death) or damage to property (including Vringo’s property) arising out of use of such equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of Vringo in permitting its use. Subsidiary further warrants that all Services provided will be of workmanlike quality and Work Product created will conform to the design or other applicable specifications for such Work Product.

4.2	Indemnity. Subsidiary will indemnify and hold harmless Vringo, its officers, directors, employees, sub-licensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Subsidiary (a “Claim”) set forth herein (“Warranty”). Subsidiary shall have no authority to settle or compromise a Claim in any manner which would injure or limit the rights of Vringo without Vringo’s prior written consent, which shall be in Vringo’s sole and exclusive discretion. Vringo shall have the right to withhold from any payments due to Subsidiary under this Agreement the amount of any defense costs of Vringo, plus additional reasonable amounts as security for Subsidiary’s obligations under this Paragraph.

5.	MISCELLANEOUS.

5.1	Independent Contractor. Subsidiary is an independent contractor and, nothing in this Agreement shall be construed as creating any relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any third party. Subsidiary has no power or authority to in any way bind Vringo contractually.

5.2	Right of Audit. Vringo may from time to time inspect and audit the premises and all the relevant accounting books and records of Subsidiary to ensure compliance with the terms of this Agreement. Such inspection and audit will be conducted during regular business hours at Subsidiary’s offices and in such a manner as not to interfere with Subsidiary’s normal business activities.

5.3	Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgement of receipt of electronic transmission.

5.4	Assignment. Neither this Agreement nor any rights of Subsidiary hereunder may be assigned by Subsidiary in whole or in part without the prior written approval of Vringo. For the purposes of this section, a change in the persons or entities who control 50% or more of the equity securities or voting interest of Subsidiary shall be considered an assignment of Subsidiary’s rights. Vringo’s rights and obligations, in whole or in part, under this Agreement may be assigned by Vringo. Vringo may exercise full transfer and assignment rights in any manner at Vringo’s discretion.

5.5	Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York and of the United States of America as such laws are applied to agreements entered into and to be performed entirely within New York solely between New York residents.

5.6	Entire Agreement. This Agreement, including the attached Exhibit, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any prior agreements. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

5.7	Modification and Waiver. No supplement, modification, or amendment of this Agreement shall be binging unless executed in writing by the parties hereto. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

5.8	Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

5.9	Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute on and the same Agreement.

5.10	Export. Subsidiary acknowledges that the laws and regulations of the United States restrict the export and re-export of certain commodities and technical data of United States origin, which restrictions may include the Cellular Technology. Subsidiary will not export or re-export the Cellular Technology in contravention of any such laws and regulations. Subsidiary’s obligations pursuant to this section shall survive and continue after any termination or expiration of rights under this Agreement.

5.11	Paragraph Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the date set forth in the first paragraph hereof.

VRINGO INC.		VRINGO (ISRAEL) LTD.

Signature:	/s/ Jonathan Medved	Signature:	/s/ David Corre
Print Name:	Jonathan Medved	Print Name:	David Corre
Title:	CEO	Title:	VP Finance

EXHIBIT A

FORM OF PROJECT ASSIGNMENT

The following form should be used when procuring research and development services related to the Cellular Technology for Vringo. As per Section 2.3 (“Ownership of Inventions”), any work-product from these services will be owned by Vringo, Inc., and will be delivered and assigned (to the extent not automatically assigned pursuant to the Agreement) to Vringo by Subsidiary promptly upon Vringo’s request.

Project Assignment #____________

(pursuant to that certain Development Agreement dated as of ______ day of April 2006)

1. Project. Subsidiary shall render such services as Vringo may from time to time request in connection with .

2. Schedule of Work.

(a) The work will commence on ________________________ and end on _________________.

(b) Alternatively, the parties have set forth the following performance milestones:

3. Fees and Reimbursement. The estimated maximum fee for the project is $ .

ASSIGNMENT OF COPYRIGHT

1.	For good and valuable consideration, the undersigned assigns and transfers to Vringo, Inc., a Delaware corporation, and its successors and assigns, the copyright in and to the work (s) listed below which were created by the undersigned ( and not otherwise automatically assigned to Vringo, Inc., pursuant to that certain Development Agreement effective as of the 1st day of April 2006.) and all rights titles and interests of the undersigned, vested and contingent therein and thereto. Vringo (Israel) Ltd. does not claim any ownership interest in the copyrights assigned hereunder, and this Assignment of Copyright is being provided soloely7 for the purpose of avoiding any doubt in that regard.

2.	List of Work (s):

.

Executed as of              200

VRINGO (ISRAEL) LTD.

Signature:	// David Corre
Print Name:	David Corre
Title:	VP Finance

ACKNOWLEDGED AND ACCEPTED AS OF                                         :

VRINGO INC.

Signature:	// Jonathan Medved
Print Name:	Jonathan Medved
Title:	CEO